Exhibit 10.23

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE MANNKIND CORPORATION HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO MANNKIND CORPORATION IF PUBLICLY DISCLOSED.

28903 North Avenue Paine, Valencia, California 91355 USA 61 South Paramus Road, Paramus, New Jersey 07652 USA One Casper Street, Danbury, Connecticut 06810 USA www.mannkindcorp.com

Supply Agreement

This Supply Agreement (the “Agreement”) is made as of the 31st  day of July, 2014 (the “Effective Date”) by and between MannKind Corporation, a Delaware corporation (“MannKind”), with its principal office and place of business at 28903 North Avenue Paine, Valencia, CA 91355, U.S.A., and Amphastar France Pharmaceuticals S.A.S., a French corporation (“AFP”), with its principal office and place of business at Usine Saint-Charles, 60590 Eragny-Sur-Epte, France (each of MannKind and AFP, a “Party” and together, the “Parties”).

RECITALS

Whereas, MannKind has developed and obtained marketing approval for its product AFREZZA® (“MannKind Product”); and

Whereas, AFP is in the business of manufacturing and supplying recombinant human insulin, an active pharmaceutical ingredient (“API”); and

Whereas, MannKind and AFP desire to enter into this Agreement to provide the terms and conditions upon which AFP shall manufacture for and supply to MannKind recombinant human insulin API, SIHR Insulin (“Product”).

Agreement

Now Therefore, in consideration for the representations, warranties and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth below.

1.Certain Definitions.

1.1 “Affiliate” means, with respect to any Party, another entity or person which directly or indirectly, is controlled by, or controls, or is under common control with such Party, where, for purposes of this definition, the term “control” means ownership, directly or indirectly, of more than 50% of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than 50% of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or if such level of ownership or control is prohibited in any country, any entity owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

1.2“Confidential Information” means any confidential or proprietary information of a Party disclosed to the other Party or generated in the course of this Agreement, including inventions, know-how, works of authorship, software, data, software tools, designs, schematics, plans or other information relating to any work in process, future development, engineering, manufacturing, marketing or business plan, or financial or personnel matters relating to either Party, its present or future products, sales, suppliers, customers, employees, investors or business.

1.3 “Current Good Manufacturing Practices” or “cGMP” means the methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of a drug or API to assure that such drug or API meets the regulatory requirements of the FDA and as further defined in 21 C.F.R. Parts 210 and 211 and the guidance of the Center for Drug Evaluation and Research and the Center for Biologics Evaluation and Research and the European Commission Directive 2003/94/EC of October 8, 2003.

1.4“Excluded Countries” means [***].

1.5“FDA” means the United States Food and Drug Administration or any successor agency in the United States.

1.6 “Intellectual Property Rights” means any and all rights in and to discoveries, concepts, ideas, Technical Information, developments, specifications, methods, drawings, designs, flow charts, diagrams, models, formulae, procedures, processes, schematics, specifications, algorithms, apparatus, inventions, ideas, know‑how, materials, techniques, methodologies, modifications, improvements, works of authorship and data (whether or not protectable under patent, copyright, trade secrecy or similar laws), including patents, copyrights, trade secrets, manufacturing documentation, and any other form of protection afforded by law to inventions, works of authorship, databases or technical information and applications and registrations with respect thereto.

1.7“Non-conforming Product” means Product that does not conform to the Specifications, the Quality/Technical Agreement, or does not conform to cGMP, or is not free from defect, adulteration or contamination, or is not free and clear of all liens, claims and encumbrances upon delivery.

1.8“Project Team” has the meaning set forth in § 2.2(a).

1.9“Purchase Commitment Quantities” has the meaning set forth in § 6.1.

1.10“Purchase Order” means a purchase order that is issued by MannKind and accepted by AFP for the purpose of obtaining the Product under this Agreement.

1.11“Quality/Technical Agreement” or “QTA” means a separate agreement, executed subsequent to  this Agreement, between the Parties which shall be incorporated herein by reference, and which sets forth, among other things, the quality control and quality assurance terms for the Product.  In case of a discrepancy between this Agreement and the Quality/Technical Agreement, as to quality and technical matters the terms of the Quality/Technical Agreement shall govern, otherwise the provisions of this Agreement shall prevail.

1.12“Quarter” shall mean a period of three consecutive months during a calendar year beginning on and including January 1st, April 1st, July 1st and October 1st.

1.13“Specifications” means the technical specifications for the Product, as further described in the QTA.

1.14“Technical Information” means either Party’s pre-existing technical documentation and information relating to manufacture of the Product, or to human insulin for use in the manufacture of the MannKind Product.

1.15“Territory” means all countries in the world except the Excluded Countries.

2.Performance Obligations

2.1Supply.

(a)Performance.  AFP shall manufacture and supply the Product in accordance with the Specifications, Quality/Technical Agreement, and all applicable laws of the United States and European Union.  AFP shall perform its activities in accordance with professional standards and practices including, but not limited to cGMP.  AFP shall provide cGMP facilities as well as resources for such services including, but not limited to testing, release, storage, and manufacture of the Product.  MannKind shall provide AFP, upon request and only for use in accordance with the terms of this Agreement, with any and all Technical Information of MannKind that AFP reasonably determines it may need to manufacture and supply the Product.   Any distribution or sales by MannKind of the Product or the MannKind Product made using the Product shall be limited to the Territory until such time, if ever, as the geographical restrictions on the distribution and sale of the Product are no longer applicable under any third party license agreement with AFP.

(b)Manufacturing Site; Subcontracting.  AFP shall manufacture the Product only at its facility in Eragny-Sur-Epte, France and shall not manufacture Product at any other site, except with MannKind’s prior written consent, which it may withhold in its reasonable discretion.  AFP shall not delegate or subcontract the performance of activities under this Agreement to third party subcontractors, except with MannKind’s prior written consent, which it may withhold in its reasonable discretion, provided that, if MannKind provides consent to allow AFP to delegate or subcontract the performance of any such activities to a third party, such consent shall be subject to the condition that AFP shall control the performance of such activities and remains fully responsible to MannKind for the performance of such activities and any material breach of this Agreement by such third party subcontractor, and require that such third party subcontractor agrees in writing to comply with confidentiality restrictions at least as stringent as those set forth in this Agreement.

2.2Project Team.

(a)Formation; Composition.  The Parties shall form a team (“Project Team”), which shall be responsible for oversight of the activities under this Agreement.  Each Party shall appoint to the Project Team an equal number of team members that have the requisite skills in the disciplines necessary for performance of activities under this Agreement.  Each Party may change its Project Team members at any time by written notice to the other.

(b)Meetings.  The Project Team shall meet at such times and locations as are agreeable to a majority of the Project Team members, but no less than once per year.  Project Team meetings may take place in person or through video or telephone communications.  At the initial meeting of the Project Team, the Project Team shall establish operating procedures for its meetings and activities.  At each meeting of the Project Team, the Parties shall provide an update on the status of the activities conducted under this Agreement.  Other personnel of each Party may attend Project Team meetings.  Each Party shall bear the expense of participation of its respective Project Team members and other personnel in Project Team meetings.  Written minutes shall be kept of all Project Team meetings and shall include material decisions made at such meetings.

2.3Regular Communication.  Each Party shall be available to the other Party for a reasonable number of telephone and written consultations on a schedule to be determined by mutual arrangement between the Parties.  Each Party shall respond to all telephone and written (e.g. letters, e-mail, fax) communications within five (5) business days.

2.4Regulatory Matters.  The Parties shall cooperate diligently and in good faith to obtain any and all necessary approvals and permits for the manufacture and supply of the Product.  The Parties shall bear their respective costs and shall pay all costs, consistent with industry practice, associated with obtaining such approvals or permits for the Product.  The Parties shall provide such technical assistance to each other as is commercially reasonable for this purpose.  AFP will provide MannKind with such information and data regarding the manufacture of Product to the extent necessary for MannKind and its Affiliates and licensees to prepare and defend any inquiries from regulatory authorities to satisfy regulatory requirements with respect to the Product. Only in the event that AFP needs to obtain third party services in order to support MannKind, its Affiliates, and licensee(s) to obtain or maintain approvals or permits with respect to the Product, as it specifically relates to theMannKind Product, MannKind and AFP agree to negotiate in good faith such services and the costs therefore.

2.5Regulatory Compliance.  In performing its obligations hereunder AFP shall comply with all applicable U.S. and foreign federal, state, municipal, or local laws, rules, regulations, orders, decisions or permits of any relevant jurisdiction relating to matters including, but not limited to employment, safety, health, environmental standards and requirements, non-discrimination, equal employment opportunity, import/export and privacy protection.  Such laws include, but are not limited to the U.S. Occupational Safety and Health Act, the U.S. Fair Labor Standards Act, and the U.S. Food and Drug Cosmetic Act and all applicable laws of France.

3.Sale and Purchase Terms

3.1Purchase. Subject to contractual obligations of MannKind and subject to the other provisions of this Agreement, AFP shall sell to MannKind and its Affiliates, and MannKind and its Affiliates shall purchase from AFP, at least the quantities of Product described in § 6.1.

3.2Schedule for Delivery.  Each year during the term of this Agreement, no later than December 1st, MannKind shall provide to AFP a schedule for delivery of the following calendar year’s annual Product Purchase Commitment Quantities.  Annual Product quantities must be requested with multiple delivery dates, and in all cases, the deliveries requested for the quantities shall be whole batch quantities (or multiples thereof, as applicable). Such requested deliveries shall not exceed quantity of [***] kg of Product per delivery.   AFP shall be deemed to have satisfied its obligations with respect to quantity of Product if the actual quantity of Product supplied is within plus or minus [***] percent (+/- [***]%) of the quantity set forth in the applicable Purchase Order.  No later than fifteen (15) calendar days prior to the end of each Quarter during the Term, MannKind shall provide AFP with the forecasted schedule of delivery of the Product for the next successive four (4) Quarters (or until the Term ends if shorter), on a rolling basis, the first two (2) Quarters of which shall be broken down on a month-by-month basis (the “Forecast”). Each Forecast shall be deemed to be an update of any Forecast previously provided by MannKind to AFP during the Term. The first two (2) Quarters of each Forecast shall be binding (the “Firm Order Period”) and simultaneously with submission of the Forecast, MannKind shall submit any Purchase Order(s) for the quantities of the Product to be delivered during the second (2nd) Quarter of such Forecast (i.e., the last Quarter of the Firm Order Period). AFP will deliver the designated quantities to MannKind on the dates specified.  Time is of the essence for delivery dates and quantities.  If AFP cannot meet the dates specified or proposes alternate delivery dates, it must notify MannKind in writing within fifteen (15) calendar days after receipt of MannKind’s most recent Forecast.  In no event shall any delivery be later than one (1) month beyond MannKind’s requested delivery date as long as the delivery per quarter of the Purchase Commitment Quantities does not exceed [***] kilograms ([***] kg).

Notwithstanding the foregoing, for the Purchase Commitment Quantity to be delivered in the 4th Quarter of 2014 and the 1st Quarter of 2015, MannKind shall issue a Purchase Order no later than thirty calendar days after execution of this Agreement (“Initial Order”).  The Purchase Commitment Quantity of the Initial Order shall not be less than [***] kg for the 4th Quarter of 2014, except that the Purchase Commitment Quantity actually delivered under the Initial Order for the 4th Quarter of 2014 shall be limited by the amount that AFP can deliver in the 4th Quarter of 2014.  The Purchase Commitment Quantity of the Initial Order for the 1st Quarter of 2015 shall not be less than [***] kg.  For avoidance of doubt, the Purchase Commitment Quantity of the Initial Order shall not be less than [***] kg in total.  MannKind and AFP shall mutually agree on specific delivery dates under the Initial Order, and, in the event AFP is unable to deliver the Purchase Commitment Quantity recited in the Initial Order for the 4th Quarter of 2014, MannKind and AFP shall mutually agree upon an altered quantity allocation of Product as between the 4th Quarter of 2014 and the 1st Quarter of 2015, which shall not be less than [***] kg total in any event..

3.3Purchase Orders.  MannKind shall issue Purchase Orders to AFP based on the Forecast provided to AFP in accordance with the terms of § 3.2.  All orders shall be evidenced by specific and separate Purchase Orders issued by MannKind to AFP pursuant to this § 3.3.  Purchase Orders for Product may be submitted by MannKind to AFP in writing, or electronically pursuant to a mutually agreed upon process.  All Purchase Orders shall contain: (a) the quantities ordered; (b) the purchase price for Product ordered in accordance with § 6; (c) delivery dates; and (d) delivery address as well as any other appropriate instructions. If MannKind issues any such Purchase Orders, AFP shall inform MannKind in writing of its acceptance or rejection thereof; provided that AFP may not reject any Purchase Order for quantities ordered in accordance with § 6.1 where the delivery dates are in accordance with the terms of § 3.2.  Any deviation from an agreed upon scheduled delivery date for Product shall occur only upon written approval by the Parties.  For the avoidance of doubt, this Agreement shall take precedence over the terms and conditions set forth in any Purchase Order; in other words, no additional, ambiguous or inconsistent terms in any Purchase Orders or Purchase Order acknowledgements shall have any legal effect.

3.4Notice of Potential Product Delivery Delays. If AFP is unable to provide to MannKind the quantities of Product in accordance with the provisions of this Agreement, during any calendar year, then AFP shall inform MannKind in writing within ten (10) days of learning of such event.  Such notice shall in no event be received by MannKind later than forty five (45) days prior to any delivery date, and AFP shall use commercially reasonable efforts to resolve the condition that caused such delay.

3.5Additional Quantity.  MannKind may submit a written request to AFP for quantities of Product in addition to the quantities set forth in § 6.1 of this Agreement.    AFP will use commercially reasonable efforts to attempt to supply such additional quantities.  AFP will respond in writing, within thirty (30) days, whether it can meet the additional quantities of Product.  Upon agreement between AFP and MannKind of a specific quantity and delivery time, MannKind will submit a Purchase Order for such additional quantities of Product in accordance with the terms of § 3.3.  The Parties shall negotiate in good faith the pricing for such additional quantities in no event shall the pricing be more than the amount as set forth in § 6.1.

4.Manufacture

4.1Raw Materials.  AFP shall be responsible for obtaining, and shall store at no cost to MannKind, any and all materials required for the manufacture of the Product, in reasonable quantities consistent with MannKind’s designated quantities and orders for the Product.  AFP shall use and rotate all stock of materials on a first‑in, first‑out basis.  AFP shall conduct on-site quality audits of its inclusion bodies supplier on a regular basis, but shall not be obligated to conduct more than one (1) such audit every calendar year.  AFP represents and warrants that AFP has a long-term supply agreement with [***] to support AFP’s obligations with respect to the Purchase Commitment Quantities and Purchase Price (without resorting to § 6.1(b)) under this Agreement and covenants that during the term of this Agreement AFP shall not unreasonably terminate such agreement or amend such agreement in a manner that would adversely affect AFP’s ability to perform its obligations under this Agreement.  If during the term of this Agreement AFP intends to qualify an appropriate alternate source of [***]. then AFP must notify MannKind in writing and AFP agrees that such change shall not adversely affect AFP’s ability to perform its obligations under this Agreement.  AFP has provided or will provide to MannKind and its potential licensee(s) the opportunity to review a true and correct copy of such agreement, at AFP’s location or

Amphastar Pharmaceuticals, Inc.’s location, as in effect as of the Effective Date (as redacted to protect any proprietary information of AFP or [***])

4.2Manufacture of Product.  AFP shall reserve sufficient production capacity and inventory of Product in order to be able to supply to MannKind pursuant to the terms of this Agreement.  AFP shall manufacture Product in accordance with § 2.1, § 2.5, and United States and European Union regulations applicable to the transportation, storage, use, handling and disposal of hazardous materials.  Each Party shall promptly notify the other of any new instructions or specifications with respect to the Product required under any applicable laws and shall confer with each other with respect to the best means to comply with such requirements.  AFP represents and warrants to MannKind that it has, and shall maintain during the term of this Agreement, all government permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement.

4.3Product Specifications; Testing. Product supplied hereunder shall conform to the Specifications and the warranty set forth in § 7.2.  AFP or applicable qualified contract laboratories shall perform quality control testing and quality oversight on the Product to be delivered to MannKind or its designee hereunder.

4.4Audits.  Upon MannKind’s written request to AFP, which shall be not less than thirty (30) days in advance, MannKind, or its licensee(s) identified in such a written request, shall have the right to have its representatives visit AFP’s facility during normal business hours to review and inspect AFP’s manufacturing operations and quality systems related to the Product and to discuss any related issues with AFP’s manufacturing and management personnel.  Such audits of AFP shall not exceed one (1) time per calendar year for MannKind and shall not exceed one (1) time per year for MannKind’s sole licensee.  If MannKind adds additional licensee(s), only one (1) licensee is entitled to an audit per calendar year.  For the avoidance of doubt, only two (2) audits total are allowed per calendar year.  MannKind, or its licensee(s) will be entitled to perform additional audits, upon shorter notice, if Non-conforming Products are produced by AFP or complaints or other inquiries by regulatory authorities relating to the Products produced hereunder are received by either Party, or for any additional reasons where good cause is articulated in writing by MannKind.

4.5Change in Manufacturing Process.  AFP shall provide prior written notice to MannKind before AFP implements any change in the materials, suppliers, contract laboratories, equipment, processes, procedures, or test methods used to manufacture the Product, but only to the extent that such changes affect AFP’s United States Drug Master File of the Product or any other regulatory filing throughout the Territory.  If MannKind does not notify AFP of an objection within ten (10) business days of receipt of AFP’s notice and, as far as AFP is aware having made due inquiry, such change would not require approval or notification of the applicable regulatory authorities with respect to the MannKind Product, then AFP may proceed with the change without the prior written approval of MannKind.  If MannKind notifies AFP within such ten (10) business day period that such change would require approval or notification of the applicable regulatory authorities with respect to the MannKind Product, then AFP shall not make such change without the prior written consent of MannKind, which prior written consent shall not be unreasonably withheld.  With respect to any changes that would not require approval or notification of the applicable regulatory authorities in connection with the MannKind Product, if MannKind notifies AFP of an objection to such change within such ten (10) business day period, the Parties will discuss the change in good faith for up to an additional ten (10) business days (or longer, if agreed by the Parties) in the interest of reaching a mutually agreeable resolution; provided, that if agreement is not reached on such change (and that change does not require notification or approval of the applicable regulatory authorities with respect to the MannKind Product) then AFP may proceed with such change following such discussions.

4.6Documentation.  AFP shall keep complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement adequate to comply with all applicable laws.  AFP shall maintain complete and adequate records pertaining to the methods and facilities used by it for the manufacture, testing and supply of the Product.  Upon MannKind’s written request, AFP shall make these documents available for MannKind on-site review at AFP’s facility.  MannKind acknowledges that all of AFP’s manufacturing records shall be protected under the confidentiality provisions of § 11.

4.7Recall of Product.  In the event that: (a) any regulatory authority issues a request, directive or order that the Product be recalled or retrieved; (b) a court of competent jurisdiction orders that the Product be recalled or retrieved; or (c) AFP determines that the Product should be recalled or retrieved, AFP shall promptly notify MannKind, in writing, of such event and shall conduct such activity and take appropriate corrective actions, at AFP’s expense.

5.Delivery and Acceptance

5.1Time and Place of Delivery.  AFP shall deliver the Product to MannKind DAT (“Delivered at Terminal,” as such term is defined in INCOTERMS 2010) to John F. Kennedy International Airport (“JFK”), or other designated terminal within the United States (“Alternate Designated Terminal”) at MannKind’s reasonable discretion upon reasonable written notice to AFP, to arrive on or before the scheduled date as set forth in the Purchase Orders.  AFP shall ensure that the shipping, handling and storage conditions are sufficiently maintained so that there is no adverse impact to Product quality.  Upon delivery to MannKind, AFP shall ensure Product will have a remaining expiry date of not less than four (4) years.

5.2Risk of Loss.  AFP shall bear the risk of loss for the Product through delivery to, and unloading at, JFK or Alternate Designated Terminal, at which time title to the Product and the risk of loss shall pass to MannKind.

5.3Documents.  Each shipment of the Product shall be accompanied by relevant certificates of analysis and a copy of the invoice. Each certificate of analysis shall certify with respect to each shipment and batch (identified by batch number) (a) the quantity of the shipment, and (b) that Product delivered conforms to Specifications, as well as any further information required by the relevant regulatory authorities that MannKind may have previously notified AFP is necessary.  MannKind shall be under no obligation to accept any shipment of Product without an accompanying certificate of analysis.

5.4Inspection, Acceptance and Rejection.  MannKind shall have the right to inspect the Product as follows:

(a)Delivery Inspection.  Upon delivery at MannKind’s designated facility, MannKind shall perform testing to determine whether the Product is acceptable to MannKind, conforms with the Specifications and cGMPs, is free from defect, adulteration and contamination and is free and clear of all liens, claims and encumbrances.

(b)Acceptance; Rejection.  If, after performing such testing MannKind determines and informs AFP in writing that any Product delivered is a Non-conforming Product, MannKind shall so notify AFP in writing within forty-five (45) days from receipt of the shipment.  In the event that AFP agrees that the Product is Non-conforming Product, MannKind may, at its option, return such Non-conforming Product to AFP or request replacement of the Non-conforming Product at AFP’s sole cost and at the earliest possible timeframe that is commercially reasonable.  If MannKind exercises such return rights, MannKind shall return any such Non-conforming Product in accordance with AFP’s then current return procedures, and AFP shall replace such Non-conforming Product.  If AFP does not replace such Non-conforming Product so as to remedy any reported non-conformity within forty-five (45) days after such non-conformity is reported to AFP, then MannKind may reject such Non-conforming Product by providing prompt written notice of such rejection to AFP.  In the event of such rejection of any Non-conforming Product, AFP shall promptly credit or refund the net purchase price paid by MannKind. MannKind may charge AFP for all costs of shipment of Non-conforming Product and for the cover costs of the Product.  If MannKind does not notify AFP that any Product is a Non-conforming Product during the forty-five (45) day period following delivery of such Product at MannKind’s designated facility, or does not reject any Non-conforming Product in accordance with the procedure described above, such Product shall be deemed to have been accepted by MannKind.  Acceptance or deemed acceptance under this § 5.4 shall not limit AFP’s warranty obligations or MannKind’s warranty rights under § 7.2.

In the event of a discrepancy between MannKind and AFP as to whether the Product is Non-conforming Product or there otherwise exists a dispute between the Parties over the extent to which such non-conformity is attributable to a given Party, the Parties shall cause an independent laboratory promptly to review records, test data and perform comparative tests and analyses on samples of the Product that allegedly is Non-conforming.  Such independent laboratory shall be mutually agreed upon by the Parties.  The independent laboratory’s results shall be in writing and shall be final and binding save for manifest error.  Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by the Party against whom the independent laboratory rules.

6.Pricing; Quantities; and Payment

6.1Purchase Commitment and Purchase Price. MannKind shall purchase from AFP the minimum quantities of Product (the “Purchase Commitment Quantities”) at the purchase price per gram (the “Purchase Price”) in each calendar year as provided in the table set forth below. In the event that MannKind fails to meet the Purchase Commitment Quantities in any given calendar year, MannKind shall pay AFP for the difference in the amount of the Purchase Commitment Quantities and the actual amount purchased for the corresponding calendar year (such difference, the “Purchase Commitment Difference”). AFP shall issue an invoice and MannKind shall pay the Purchase Commitment Difference no later than thirty (30) days after the close of the corresponding calendar year.

Calendar Year	Purchase Commitment Quantities (kg)	Purchase Price (per gram)	Comment
2015	[***]	EUR [***]	Up to [***] kg to be delivered in the fourth quarter of 2014.
2016	[***]	EUR [***]
2017	[***]	EUR [***]
2018	[***]	EUR [***]
2019	[***]	EUR [***]

All amounts due under this § 6.1 shall be due and payable by MannKind to AFP in EUR in accordance with § 6.2.  In calendar year 2016 and thereafter, the Purchase Price shall be subject to adjustment as follows:

(a)The Purchase Price will be subject to an obligatory annual adjustment on January 1 of each calendar year equal to the percentage change in the [***] (the “Index”), where the annual adjustment is calculated using the historical twelve (12) month percentage change of the Index, as of December 1 of the immediate prior year; provided, however, that if the percentage change (either increase or decrease, as applicable) of the Index equals or exceeds [***] percent (i.e., +/- [***]%), the Purchase Price adjustment shall not be obligatory, but instead the Parties shall  attempt in good faith to negotiate an adjusted Purchase Price based on such change, which attempted negotiations shall be concluded no later than February 15 of that calendar year.

(b)In addition to any adjustment to the Purchase Price pursuant to §6.1(a), if for causes beyond AFP’s reasonable control (including market shortage, market embargo, etc.), AFP has incurred any price increase(s) in its aggregate material and service costs (such increased costs measured on a per gram basis of Product, the “Cost Excess”) which are in excess of [***] percent ([***]%) of the Purchase Price in a given calendar year, then the Purchase Price for the next calendar year shall be increased by the percentage increase of the Cost Excess as compared to the aggregate costs for such materials and services during the prior calendar year.

(c)If AFP delivers any Product Purchase Commitment Quantities, as defined in the Firm Order Period through a Purchase Order accepted by AFP, beyond sixty (60) days after the committed delivery date, then such quantities shall be subject to a [***] percent ([***]%) discount off the Purchase Price.

6.2Payment.   MannKind shall pay AFP for the Product within forty-five (45) days from shipment date of the Product.  In the event the Product is detained due to Customs or FDA then MannKind shall notify AFP of such delay and the period for payment shall be extended for the period commensurate with such delay.  AFP shall submit an invoice electronically to MannKind, Attention:  Accounts Payable, valenciaap@mannkindcorp.com.  If any portion of an invoice is disputed then MannKind shall pay the undisputed amount and the Parties shall use good faith efforts to reconcile the disputed amount as soon as practicable.  AFP shall not suspend work or seek to terminate this Agreement or any Purchase Order solely on account of MannKind’s failure to pay any invoiced amount which is the subject of a good faith bona fide dispute, provided that MannKind pays all non-disputed amounts.

6.3Reservation Fee.  No later than five (5) days after the Effective Date, MannKind shall make payment to AFP in the amount of EUR [***], which will be considered as partial payment for the calendar year 2015 Purchase Commitment Quantities of [***] kilograms of Product.  This reservation fee is non-refundable and deemed fully earned by, and to be the property of AFP in all events, including but not limited to the event that MannKind fails to purchase the calendar year 2015 Purchase Commitment Quantities, except for and excluding only the event of a material breach of AFP’s obligations under this Agreement that occurs prior to the delivery of the full amount of calendar year 2015 Purchase Commitment Quantities.  Any invoice(s) for the calendar year 2015 designated quantities will be adjusted to reflect a credit for the reservation fee. For avoidance of doubt, this Reservation Fee will only be adjusted against the purchase of quantity that is delivered in calendar year 2015, and not calendar year 2014 or in any other calendar year.

6.4Taxes. The Party receiving payments under this Agreement shall pay any and all taxes levied on account of such payment.  If any taxes are required to be withheld by the paying Party, it shall (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other Party and certify its receipt by the taxing authority within sixty (60) calendar days following such payment.  AFP shall ensure that the proper harmonized code is used for Customs shipping documentation in accordance with 19 CFR 152.11.

7.Representations And Warranties; Covenants

7.1General Representations and Warranties.  Each Party represents and warrants:

(a)Corporate Power and Authorization. It is duly organized and validly existing under the laws of the state of its incorporation, and has full corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder; and

(b)Binding Agreement. This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and

(c)No Conflict.  The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it; and

(d)Resources.  It has adequate resources, both financial and otherwise, to perform its duties hereunder.

7.2AFP Warranty.  AFP represents and expressly warrants that the Product provided hereunder shall be in compliance with all applicable laws and regulations, free from defect, adulteration and contamination and free and clear of all liens, claims and encumbrances upon delivery.  In addition to § 5.4 upon any breach of the warranty AFP shall at AFP’s sole expense promptly (and in no event longer than sixty (60) days) correct, at no cost to MannKind, and at MannKind’s request, any such breach by replacement of any Non-conforming Product and shall provide technical assistance to MannKind to address the Product non-conformity issues.  Any replacement shall be considered a new Product for purposes of this § 7.2.

AFP represents and expressly warrants that the Product provided hereunder shall conform to the Specifications, shall be supplied in compliance with the QTA and instructions from MannKind, except where MannKind has failed to notify AFP of any Product that does not so conform pursuant to the terms of § 5.4(b); provided, however, that AFP shall remain liable for Product having latent defects that could not have been discovered by MannKind within the applicable period described in § 5.4(b) despite reasonable inspection by MannKind.

AFP represents and expressly warrants that it has and shall at all times throughout the term of this Agreement has, whether by right, title, interest, including by license or otherwise, the Intellectual Property Rights that are required to use, manufacture, market, offer to sell, sell, import and export the Product, and that this Agreement shall not infringe any third party patent rights.

7.3Limitation of Liability. THE EXPRESS WARRANTIES AND REPRESENTATIONS SET FORTH IN SECTION 7.2, AND ANY OTHER AFP WRITTEN PROMISE OR STATEMENT EXPRESSLY REFERRED TO AS A WARRANTY, REPRESENTATION OR COVENANT IN THE AGREEMENT, ARE IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY AFP, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, INCLUDING PATENT RIGHTS.

7.4Disclaimer of Consequential Damages. As used in this Section 7.4, the term “AFP LIABILITY” MEANS LIABILITY OF AFP OF ANY KIND, WHETHER UNDER CONTRACT, WARRANTY, TORT (INCLUDING LIABILITY FOR NEGLIGENCE), STRICT LIABILITY, STATUTE, OR ANY OTHER LEGAL OR EQUITABLE THEORY OF LIABILITY, ARISING OUT OF, CONNECTED WITH, OR RELATING IN ANY MANNER

TO THIS AGREEMENT. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND NOTWITHSTANDING THAT ANY REMEDY REFERRED TO, OR LIMITATION OF CUMULATIVE LIABILITY SET FORTH,  WITH THE EXCEPTION OF ANY WILLFUL MISCONDUCT, IN NO EVENT WILL AFP LIABILITY INCLUDE, AND AFP SHALL NOT BE LIABLE FOR, ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL LOSSES OR DAMAGES (INCLUDING LOSS OF PROFIT OR REVENUES, INJURY TO GOODWILL, LOSS OF THE USE OF GOODS OR EQUIPMENT, DAMAGE TO ANY ASSOCIATED EQUIPMENT, COST OF CAPITAL, DOWNTIME COSTS, OR CLAIMS OF MANNKIND’S CUSTOMERS, AFFILIATES, LICENSEES, DISTRIBUTORS OR OTHER THIRD PARTIES FOR SUCH DAMAGES OR LOSSES) EVEN IF AFP  WAS ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL DAMAGE OR LOSS;

7.5 Cumulative Liability. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AFP LIABILITY WILL BE LIMITED TO DAMAGES AND LOSSES NOT TO EXCEED IN THE AGGREGATE [***] EUROS (EU [***]) .  IT IS UNDERSTOOD THAT THE FOREGOING MONETARY LIMITATION OF LIABILITY REPRESENTS AFP’S TOTAL AND CUMULATIVE LIABILITY FOR ALL AFP LIABILITY.

7.6No Debarred or Disqualified Persons.  AFP represents and warrants that it shall not employ, contract with, or retain any person directly or indirectly to perform any activities relating to the manufacture or supply of Product if such a person (a) is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a or its successor provisions or by the applicable regulatory authority in any country or jurisdiction outside the United States under comparable regulations, or (b) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 C.F.R. § 312.70 or its successor provisions or by the applicable regulatory authority in any other country or jurisdiction outside the United States under comparable regulations.  In addition, AFP represents and warrants that it has not engaged in any conduct or activity which could lead to any of the above-mentioned disqualification or debarment actions.  If, during the term of this Agreement, AFP or any person employed or retained by it to perform any activities relating to the manufacture or supply of Product (i) comes under investigation by the FDA or by the applicable regulatory authority in any country or jurisdiction outside the United States for a debarment action or disqualification, (ii) is debarred or disqualified, or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, AFP shall immediately notify MannKind of same.

7.7Covenants.  Contemporaneous with the Effective Date, the Parties hereby agree to negotiate in good faith the execution of a Quality/Technical Agreement, incorporated hereby by reference, which sets forth, among other things, the quality control and quality assurance terms for the Product.  Such Quality/Technical Agreement shall be mutually agreed to in writing prior to placement of any Purchase Order for the Product.

8.Indemnification

8.1Mutual Indemnification.  Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party and its Affiliates, and their respective directors, employees, consultants and agents (the “Indemnified Parties”) from and against any and all liabilities, losses, damages, costs, and other expenses (including attorneys’ and expert witnesses’ costs and fees)

(“Losses”) incurred by the Indemnified Parties as a result of any claim, demand, action or proceeding by any third party (a “Claim”) to the extent arising from or relating to any breach of any representation, warranty, covenant, or obligation of the Indemnifying Party under this Agreement or any intentional misconduct or gross negligence by the Indemnifying Party or any of its employees, agents, or subcontractors, except, in each case, to the extent such Losses result from the intentional misconduct or gross negligence of, any of the Indemnified Parties.

8.2Indemnification Procedures.  In the event of any Claim for which any Indemnified Party is or may be entitled to indemnification hereunder, the Indemnified Party may, at its option, require the Indemnifying Party to defend such Claim at the Indemnifying Party’s sole expense.  Indemnifying Party may not settle any such Claim without the Indemnified Party’s express prior written consent.

8.3Failure to Defend or Settle.  If the Indemnifying Party fails or wrongfully refuses to defend or settle any Claims, then the Indemnified Party shall, upon written notice to the Indemnifying Party, have the right to defend or settle (and control the defense of) such Claims.  In such case, the Indemnifying Party shall cooperate, at its own expense, with the Indemnified Party and its counsel in the defense and settlement of such Claims, and shall pay, as they become due, all costs, damages, and reasonable legal fees incurred therefore.

9.Insurance Protection.  Each Party shall obtain and maintain during the term of this Agreement liability, comprehensive, and workers’ compensation insurance with a reputable insurance company to help protect against those insurable risks that such Party may incur in connection with the performance of its obligations under this Agreement.  Each Party shall provide, upon request, to the other Party any such policies of such insurance, and the premium receipt(s) and insurance certificate(s) therefore.

10.Term; Termination

10.1Term.  This Agreement shall begin on the Effective Date and, unless terminated sooner as provided in § 10.2, expire on December 31, 2019.  The Parties may renew this Agreement for additional, successive two (2) year terms upon twelve (12) months written notice, given prior to the end of the initial or any additional two (2) year term.

10.2Termination Events

(a)For Cause.  A Party shall have the right to terminate this Agreement for cause if the other Party materially breaches this Agreement and fails to cure such breach within sixty (60) days after receiving written notice that specifies the particulars of such breach.

(b)Force Majeure.  A Party shall have a right to terminate this Agreement in accordance with § 12.14.

(c)Without Cause.  MannKind shall have the right to terminate this Agreement without cause upon two (2) years’ prior written notice to AFP.

(d)Business Circumstances.  A Party shall have the right to terminate this Agreement in the event of the other Party’s liquidation, bankruptcy or state of insolvency upon written notice to such other Party.

(e)Regulatory Decisions.  MannKind may terminate this Agreement upon a thirty (30) day written notice to AFP if a controlling regulatory authority withdraws approval of the MannKind Product.

10.3Effects of Termination.  Upon the expiration or earlier termination of this Agreement: (a) MannKind shall pay to AFP all amounts due to AFP under this Agreement, including any unpaid Purchase Commitment Difference within sixty (60) days of the effective date of such expiration or earlier termination; provided however, only in the event of a termination by MannKind pursuant to §10.2(c) or §10.2(e), MannKind shall pay to AFP within sixty (60) calendar days of the effective date of such expiration or earlier termination, the full payment for all remaining Purchase Commitment Quantities as provided in the table set forth in §6.1, as well as any unpaid Purchase Commitment Difference; and (b) each Party shall return to the other Party, upon the other Party’s request, all tangible items of the other Party in its possession or under its control evidencing the Confidential Information of the other Party, if applicable.  The expiration or earlier termination of this Agreement shall not affect any rights or claims of a Party hereunder that accrued prior to the date of such expiration or earlier termination.

10.4Survival.  Sections (§):  § 1, §2.4, §2.5, §3.1, §6.1, §4.4, §4.6, §4.7, §7, §8, §9, §10.3, §10.4, §11, §12 shall survive the expiration or termination of this Agreement.

11.Confidential Information

11.1Confidentiality Obligations.  Each Party shall at all times, and notwithstanding any termination or expiration of this Agreement, hold in confidence and not disclose to any third party Confidential Information of the other Party, except as approved in writing by the other Party to this Agreement, and shall use the Confidential Information for no purpose other than the purposes expressly permitted by this Agreement.  For clarification, all MannKind Intellectual Property Rights, shall be Confidential Information of MannKind.  For clarification, all AFP Intellectual Property Rights shall be the Confidential Information of AFP.  Each Party shall only permit access to Confidential Information of the other Party to those of its and its Affiliates’ employees, consultants, agents, and attorneys and, in the case of MannKind, to its licensee of rights to the MannKind Product, in each case who have a need to know and are bound by confidentiality obligations at least as restrictive as those contained herein. The obligations in this § 11.1 shall terminate five years from the date of expiration or termination of this Agreement in accordance with § 10.

11.2Exceptions to Confidentiality Obligations.  A Party’s obligations under this Agreement with respect to any portion of the other Party’s Confidential Information shall terminate when the Party that is subject to such obligations can document in writing that such information: (a) entered the public domain through no fault of such Party; (b) was in such Party’s possession free of any obligation of confidence at the time it was communicated to such Party by the other Party; (c) was rightfully communicated to such Party free of any obligation of confidence subsequent to the time it was communicated to such Party by the other Party; or (d) was developed by employees or agents of such Party independently of and without reference to any information communicated to such Party by the other Party.

11.3Authorized Disclosure. Notwithstanding anything to the contrary, a Party shall not be in violation of § 11.1 with regard to a disclosure of the other Party’s Confidential Information that is in response to a valid order by a court or other governmental body or necessary to comply with applicable law or governmental regulations, provided that if such Party is required to make any such disclosure of the other Party’s Confidential Information it shall to the extent practicable give reasonable advance notice to the other Party of such disclosure requirement in order to permit the other Party to seek confidential treatment of or to limit the Confidential Information required to be disclosed.

11.4Previous Confidential Disclosure Agreements.  As of the Effective Date, the terms of this § 11 shall supersede any prior confidential disclosure agreements between the Parties dealing with the subject of this Agreement.  Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

11.5Publicity; Filing of Agreement.  Each Party shall have the right to issue from time to time press releases that disclose the relationship of the Parties under this Agreement upon the agreement of the Parties, which agreement shall not be unreasonably withheld, delayed, or conditioned.  Any press releases that are to be issued by either Party shall be in a form and substance as may be mutually agreed upon by the Parties.  The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the U.S. Securities and Exchange Commission (the “SEC”), the NASDAQ stock exchange or any other stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided, that each Party will ultimately retain control over what information to disclose to the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.  Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC, the NASDAQ stock exchange or any other stock exchange or governmental agency.

12.Miscellaneous

12.1Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent (a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise, including, for greater certainty, by MannKind to its licensee(s) of the MannKind Product in connection with the transfer of manufacturing responsibility for the MannKind Product to such licensee, or (b) to any Affiliate.  Notwithstanding the foregoing, any such assignment to an Affiliate or licensee(s) shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement, and the assigning Party hereby guarantees the performance of this Agreement by such Affiliate or licensee(s).  The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.  Any assignment not in accordance with this Agreement shall be void.

12.2Ownership Rights.  Each Party shall retain ownership and control of their respective works of authorship, inventions, know-how, information, data, and all Intellectual Property Rights therein that were in existence as of the Effective Date or are created thereafter, whether or not in the course of the performance of its obligations under this Agreement.  The Parties hereby acknowledge that neither Party has, nor shall it acquire, any interest in any of the other party’s Intellectual Property Rights, unless otherwise expressly agreed to in writing.

12.3Relationship of the Parties.  It is expressly agreed that AFP and MannKind shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency of any kind.  Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

12.4Amendment.  Unless otherwise provided herein, this Agreement may not be changed, waived, discharged, or terminated orally, but instead only by a written document that is signed by the duly authorized officers of both Parties.

12.5Waiver. No failure or delay by either Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial waiver thereof include any other or further exercise thereof or the exercise of any other right, power, or privilege.

12.6Severability.  Whenever possible, each provision of the Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any term or provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement and this Agreement shall be interpreted and construed as if such provision had never been contained herein.

12.7Notices.  All notices and statements to be given (which shall be in writing) and all payments to be made hereunder shall be given or made at the respective addresses of the Parties as set forth above, unless notification of a change of address is given.  All notices, payments and statements to be made hereunder shall be mailed by certified or registered mail, return receipt requested, or sent by overnight courier, or by facsimile or other electronic means.  Any notice given pursuant to this Agreement by mail shall be considered effective three (3) business days after mailing.  Any notice sent by overnight courier shall be considered effective one day after mailing.  The date of transmission of any notice sent by electronic means shall be deemed to be the date the notice or statement is transmitted.

12.8Construction.  The section headings of this Agreement are inserted only for ease of reference only, and shall not be used to interpret, define, construe, or describe the scope or extent of any aspect of this Agreement.  Unless otherwise expressly stated, when used in this Agreement the word “including” means “including but not limited to.”  References to “days” shall mean calendar days unless reference to business days is made expressly.  Each Party represents that it has had the opportunity to participate in the preparation of this Agreement and hence the Parties agree that the rule of construction that ambiguities be resolved against the drafting Party shall not apply to this Agreement.

12.9No Third Party Beneficiaries.  Unless expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person other than MannKind and AFP any rights, remedies, or other benefits under or by reason of this Agreement.

12.10Dispute Resolution.  If a dispute arises under this Agreement, the Parties shall use reasonable efforts to attempt to resolve such dispute, including escalation of discussions to the appropriate level of management, as provided in § 12.13, prior to exercising any remedies that may exist before commencing an action against the other Party.  Notwithstanding the foregoing, either Party may at any time seek equitable relief under § 12.11 without first attempting to resolve a dispute under this § 12.10 provided, however, that such Party notifies the other Party promptly after it files any such action.

12.11Equitable Relief.  Each Party acknowledges and agrees that any breaches or violations of § 3 or § 11 may cause the non-breaching Party irreparable damage for which the award of monetary damages would be inadequate.  Consequently, the non-breaching Party may seek to enjoin the breaching Party from any and all acts in violation of any such provisions, which remedy shall be cumulative and not exclusive, and a Party may seek the entry of an injunction enjoining any breach or threatened breach of such provisions, in addition to any other relief to which the non-breaching Party may be entitled at law or in equity.

12.12Governing Law.  This Agreement shall be governed by and interpreted under the laws the State of Delaware, without regard to its conflict or choice of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

12.13Alternative Dispute Resolution.  The Parties shall attempt by direct negotiation, between the Project Team, or pertinent members, in good faith to resolve promptly any dispute arising out of or relating to this Agreement.  If the matter cannot be resolved in the normal course of business either Party shall give the other Party written notice of any such dispute not resolved at which time the dispute shall be referred to the senior management of the respective Parties who shall likewise attempt to resolve the dispute.

If the dispute has not been resolved by negotiation as detailed above, or if the Parties fail to meet, within twenty (20) business days from such notice, either party may submit the dispute to arbitration to the International Institute for Conflict Prevention & Resolution (“CPR”) for resolution in accordance with the CPR Arbitration Rules and Commentary.  A single, impartial arbitrator mutually acceptable to the Parties shall conduct the arbitration.  In the event the Parties cannot agree on an arbitrator within ten (10) business days after the end of the aforesaid twenty (20) business days, either Party may have an arbitrator appointed by the CPR.

The location of the arbitration shall be in New York, NY, USA, unless the Parties agree otherwise.  As a condition of appointment of the arbitrator, said arbitrator shall agree to use her/his best efforts to conclude the proceeding within thirty (30) business days.  Said arbitrator shall further have the authority to limit the volume of evidence and documents to be submitted by the Parties.  Any court having jurisdiction thereof may enter judgment upon the award rendered by the arbitrator.  This Section shall, however, not be construed to limit or to preclude either Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate.

12.14Force Majeure.  AFP shall not be liable to MannKind for any failure or delay in the performance of any of its obligations under this Agreement arising out of any event or circumstance beyond its reasonable control, including war, rebellion, terrorism, civil commotion, strikes, lock-outs or industrial or labor disputes; fire, explosion, earthquake, acts of God, flood, drought, or bad weather; or requisitioning or other act or order by any government or regulatory authority.  If such failure or delay occurs, then AFP shall give MannKind notice of the circumstances causing such failure or delay, and AFP shall be excused from the performance of such of its obligations that it is thereby disabled from performing for so long as it is disabled and for sixty (60) calendar days thereafter; provided, however, that AFP commences and continues to take reasonable and diligent actions to cure such failure or delay.  Notwithstanding the foregoing, if AFP is disabled from the performance of any material obligation under this Agreement for a period of ninety (90) calendar days or more, then MannKind shall have the right to terminate this Agreement upon written notice to AFP, in which event the provisions of § 10.3 shall apply.

12.15Attorneys’ Fees.  If any claim, action, or dispute arises between the parties with respect to any matter covered by this Agreement that leads to a proceeding before a court of competent jurisdiction to resolve such claim, the Prevailing Party in such proceeding shall be entitled to receive from the other Party its reasonable attorneys’ fees, expert witness fees, court costs and other out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief that it may be awarded.  For purposes of this Section, the term “Prevailing Party” means that Party in whose favor any monetary or equitable award is made or in whose favor any dispute is resolved, regardless of any settlement offers.

12.16Entire Agreement.  This Agreement includes all exhibits attached hereto and any Specifications that are executed by authorized representatives of the Parties, and constitutes the entire agreement by and between the Parties as to the subject matter hereof.  This Agreement supersedes and replaces in its entirety all prior agreements, understandings, letters of intent, and memoranda of understanding by and between the Parties hereto, in either written or oral form.  No amendment or modification of this Agreement shall be valid unless set forth in writing referencing this Agreement and executed by authorized representatives of both Parties.

12.17English Language.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement, or delivered pursuant to the terms of this Agreement, shall be in the English language.  Any proceedings related to dispute resolution including, but not limited to legal, equitable, or alternative dispute resolution, shall be conducted in the English language.

12.18Counterparts; Electronic or Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

12.19Reservation of Rights.  Except for the rights expressly provided in this Agreement, no other rights are granted by either Party to the other Party.  Notwithstanding anything to the contrary, no rights or licenses are granted under this Agreement by either Party to the other for the use of any trade names, trademarks, and service marks.

In Witness Whereof, the Parties hereto have this day caused this Agreement to be executed by their duly authorized officers.

Amphastar France Pharmaceuticals S.A.S.		MannKind Corporation

By:	/s/ Franck Vitali	By:	/s/ Matthew Pfeffer

Name:	Franck Vitali	Name:	Matthew Pfeffer

Title:	Plant Manager	Title:	CFO